EXHIBIT 99


NEWSOUTH BANCORP, INC.           FOR IMMEDIATE RELEASE:
                                 ---------------------
                                 For More Information Contact
PRESS RELEASE: August 9, 1999    William L. Wall
                                 (252) 946-4178


                NEWSOUTH BANCORP, INC.
        TO ACQUIRE GREEN STREET FINANCIAL CORP
     AND HOME FEDERAL SAVINGS AND LOAN ASSOCIATION

Washington, North Carolina - NewSouth Bancorp, Inc. (Nasdaq:
NSBC)

     Washington, North Carolina - August 9, 1999. NewSouth Bancorp, Inc. (Nasdaq:NSBC), the holding company for NewSouth Bank, and Green Street Financial Corp (Nasdaq:GSFC), the holding company for Home Federal Savings and Loan Association, announced today that they have signed an agreement pursuant to which NewSouth Bancorp will acquire Green Street for a cash purchase price of $59.2 million, which represents $15.25 per share of Green Street common stock.

     Home Federal Savings and Loan Association has 3 offices, located in Fayetteville and Lumberton, North Carolina, with total assets of $165.7 million. It is anticipated that as part of the transaction, Home Federal will be merged into NewSouth Bank, which will remain as the subsidiary of NewSouth Bancorp following the acquisition. H.D. Reaves, Jr., the President of Green Street, will join the Board of Directors of NewSouth Bancorp. All staff members of Home Savings will be retained to ensure the high level of service the customers have come to expect.

     "NewSouth Bancorp is very enthusiastic about its agreement to purchase Green Street Financial Corp," stated Tom Vann, President of NewSouth Bancorp. "We are excited about the growth potential this market holds and the opportunity to offer our existing products to new customers."

     H.D. Reaves, Jr. said, "We are very excited about this acquisition due to the ability of our new partner to give our customers those expanded services and products they have been asking for. NewSouth has the same commitment to personal service that has been the foundation of Home Federal's success. We are confident that our customers in the Fayetteville and Lumberton communities will benefit from this association."

     The acquisition would result in consolidated assets for NewSouth Bancorp of approximately $458 million, consolidated loans of approximately $323.3 million and consolidated deposits of approximately $343 million based on June 30, 1999 financial information. The acquisition is expected to be completed in the fourth quarter of 1999 and is subject to various conditions, including regulatory approval and the approval of the shareholders of Green Street Financial Corp.

     NewSouth Bancorp is the holding company of NewSouth Bank, a North Carolina-chartered commercial bank. The Bank serves eastern North Carolina from its main office located in Washington, North Carolina with full service branch offices located in Washington, Greenville, Elizabeth City, Kinston, New Bern and Rocky Mount, North Carolina. At June 30, 1999 NewSouth Bancorp had total assets of $292 million, consolidated deposits of approximately $219 million and stockholders' equity of $51 million.